Exhibit 99.1

Contact Information:

Alan I. Rothenberg

Chairman/Chief Executive Officer

Phone: (310) 270-9501

Jason P. DiNapoli

President/Chief Operating Officer

Phone: (310) 270-9505

1ST CENTURY BANCSHARES, INC. REPORTS FINANCIAL RESULTS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010

Los Angeles, CA (November 9, 2010) – 1st Century Bancshares, Inc. (the “Company”) (NASDAQ:FCTY), the holding company of 1st Century Bank, N.A. (the “Bank”), today reported financial results for the three and nine months ended September 30, 2010.

“While the general economy still faces significant challenges, I remain optimistic regarding the Company’s progress and ability to successfully emerge from this difficult economic period as a stronger and better positioned franchise.  We recorded our third consecutive profitable quarter.  We also closed the period with another record in total assets of $299 million, resulting primarily from the continued growth in our core deposits, which have increased by over $50.9 million, or 38.0%, since the beginning of this year.  As a result, our year-to-date cost of funds has declined to 46 basis points,” stated Alan I. Rothenberg, Chairman of the Board and Chief Executive Officer of the Company.

Mr. Rothenberg continued, “We believe that these positive developments are a result of our conservative and cautious approach to managing our balance sheet, a practice we will continue.  We’ve maintained elevated levels of liquidity throughout the current year and continued our proactive approach in connection with addressing problem credits.  Non-performing assets have declined by 24% during the year and our allowance for loans losses to total loans is approximately 2.7% at the end of the third quarter.  In addition, our capital ratios remain more than double the regulatory requirements to be considered ‘well capitalized’.  At September 30, 2010, the Bank’s total risk-based capital ratio was 22.2% compared to the regulatory requirement of 10.0%, with all of our capital being common equity; with no preferred stock, no trust preferred stock, no troubled asset relief program (“TARP”) funds, and no other synthetic equity instruments.”

Jason P. DiNapoli, President and Chief Operating Officer of the Company stated, “The strength and strategic focus of our franchise has always been predicated on the trust and personal relationships that we’ve developed with our customers by offering them extraordinary service and creative banking solutions.  This strategy has enabled us to grow our core deposits at an annualized rate of over 50% during the current year and allowed us to further expand the Bank’s footprint within West Los Angeles.”

2010 Third Quarter and Year-To-Date Highlights

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The Bank’s total risk-based capital ratio was 22.21% at September 30, 2010, which is above the regulatory requirement of 10.00% for “well capitalized” financial institutions.  The Bank’s capital does not include any funding received in connection with TARP, which we declined to apply for and participate in, nor other forms of capital such as trust preferred securities, convertible preferred stock or other equity or debt instruments.

•

Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits, savings and money market deposits, were $184.8 million and $133.9 million at September 30, 2010 and December 31, 2009, respectively, representing an increase of $50.9 million, or 38.0%.  At September 30, 2009, total core deposits were $115.3 million, representing an increase of $69.5 million, or 60.3%, during the past 12 months.

•

Gross loans decreased $12.6 million, or 6.9%, to $169.1 million at September 30, 2010 from $181.7 million at December 31, 2009 primarily due to loan amortization and pay-downs.

•

As of September 30, 2010, the allowance for loan losses was $4.5 million, or 2.67% of gross loans, compared to $5.5 million, or 3.01% of gross loans, at December 31, 2009.

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Non-performing loans totaled $7.2 million and $9.8 million at September 30, 2010 and December 31, 2009, respectively.  The decline in non-performing loans was primarily attributable to loan pay-downs received and charge-offs incurred during the current period.

•

Net interest margin was 3.46% and 3.73% for the three and nine months ended September 30, 2010, respectively, compared to 4.08% and 4.24% for the same periods last year.

•

Cost of funds was 0.38% and 0.46% for the three and nine months ended September 30, 2010, respectively, compared to 0.69% and 0.66% for the same periods last year.

•

For the three and nine months ended September 30, 2010, the Company recorded net income of $155,000, or $0.02 per diluted share, and $398,000, or $0.04 per diluted share, respectively, compared to net losses of $4.6 million, or $0.50 per diluted share, and $4.3 million, or $0.47 per diluted share, respectively, for the same periods last year.

Capital Adequacy

At September 30, 2010, the Company’s stockholders’ equity totaled $47.2 million compared to $46.3 million at December 31, 2009.  The increase was primarily related to an increase in unrealized gain on our available for sale investment portfolio and net income earned during the nine months ended September 30, 2010.  At September 30, 2010, the Bank’s total risk-based capital ratio, tier 1 risk-based capital ratio, and tier 1 leverage ratio were 22.21%, 20.95%, and 14.88%, respectively, and were more than double the regulatory requirements for “well capitalized” financial institutions of 10.00%, 6.00%, and 5.00%, respectively.

On August 16, 2010, we announced that our board of directors had authorized a share repurchase program, permitting us to acquire up to $2.0 million of our common stock, or approximately 6.5% of our outstanding common stock as of June 30, 2010. The shares are to be acquired at prevailing prices through open market transactions. The manner, price, number and timing of these share repurchases are subject to market conditions and applicable U.S. Securities and Exchange Commission (“SEC”) rules. During the three months ended September 30, 2010, we repurchased a total of 35,480 shares at a weighted average price of $3.54 per share under this program, for an aggregate amount of approximately $125,000.

Balance Sheet

Total assets increased 9.8%, or $26.8 million, to $298.9 million at September 30, 2010, from $272.1 million at December 31, 2009. The increase in total assets was primarily attributable to an increase in cash and cash equivalents partially offset by a decrease in gross loans.  Cash and cash equivalents increased $43.7 million from $45.9 million at December 31, 2009 to $89.6 million at September 30, 2010.  The increase in cash and cash equivalents was primarily attributable to the increase in deposits generated during the nine months ended September 30, 2010, as well as the cash flows received in connection with loan amortization and pay-downs.  Gross loans at September 30, 2010 were $169.1 million, which represented a decrease of $12.6 million, or 6.9%, from $181.7 million at December 31, 2009. The decrease in gross loans was primarily attributable to loan amortization and pay-downs and, to a lesser extent, loan charge-offs.

Total liabilities increased by $25.9 million to $251.7 million as compared to $225.8 million at December 31, 2009.  This increase was primarily due to increases in non-interest bearing deposits, interest bearing checking and savings and money market deposits of $20.6 million, $12.8 million and $17.5 million, respectively, due to continued core deposit gathering efforts, partially offset by a $12.6 million decrease in certificates of deposit and a $12.5 million decrease in other borrowings.  At September 30, 2010, total deposits were $245.6 million compared to $207.4 million at December 31, 2009, representing an increase of 18.4%, or $38.2 million. Total core deposits, which include non-interest bearing demand deposits, interest bearing demand deposits and savings and money market deposits, were $184.8 million and $133.9 million at September 30, 2010 and December 31, 2009, respectively, representing an increase of $50.9 million, or 38.0%.

Credit Quality

Allowance and Provision for Loan Losses

The allowance for loan losses (“ALL”) was $4.5 million, or 2.67% of our total loan portfolio, at September 30, 2010 as compared to $5.5 million, or 3.01% of our total loan portfolio, at December 31, 2009.  The provision for loan losses was $100,000 and $200,000 for the three and nine months ended September 30, 2010, respectively, compared to $1.7 million and $2.4 million, respectively, for the same periods last year.  During the three and nine months ended September 30, 2010, we had net charge-offs of $528,000 and $1.2 million, respectively, compared to $874,000 and $2.0 million during the same periods last year. Management believes that the ALL as of September 30, 2010 and December 31, 2009 was adequate to absorb known and inherent risks in the loan portfolio.

Non-Performing Assets

Non-performing assets totaled $7.5 million and $9.8 million at September 30, 2010 and December 31, 2009, respectively.  At September 30, 2010, non-accrual loans consisted of six commercial loans totaling $940,000, three commercial real estate mortgage loans totaling $5.4 million, and two residential real estate mortgage loans totaling $876,000.  At September 30, 2010, other real estate owned (“OREO”) consisted of a single family residential property totaling $313,000.  As a percentage of our total loan portfolio, the amount of non-performing loans was 4.25% and 5.40% at September 30, 2010 and December 31, 2009, respectively.  As a percentage of total assets, the amount of non-performing assets was 2.51% and 3.60% at September 30, 2010 and December 31, 2009, respectively.

“Throughout the current year, we’ve made consistent progress related to the ultimate resolution of our non-performing assets, which have declined by $2.3 million, or 24%, since the end of last year,” stated Mr. DiNapoli.

Net Interest Income and Margin

For the three and nine months ended September 30, 2010, average interest-earning assets were $278.6 million and $262.7 million, respectively, generating net interest income of $2.4 million and $7.3 million, respectively. For the three and nine months ended September 30, 2009, average interest-earning assets were $246.0 million and $250.4 million, respectively, generating net interest income of $2.5 million and $7.9 million, respectively.

The Company’s net interest margin for the three and nine months ended September 30, 2010 were 3.46% and 3.73%, respectively, compared to 4.08% and 4.24% for the same periods last year, representing a decline of 62 and 51 basis points, respectively.  These decreases were primarily due to decreases in the yield on earning assets of 84 and 66 basis points, respectively, compared to the same periods last year, partially offset by declines of 38 and 20 basis points in the cost of interest bearing deposits and borrowings, respectively, compared to the same periods last year.  The decreases in yield on earning assets were primarily the result of an increase in the average balance of lower yielding interest earning deposits at other financial institutions.  For the three and nine months ended September 30, 2010, the average balances of interest bearing deposits at other financial institutions were $69.4 million and $46.1 million, respectively, compared to $4.9 million and $1.7 million for the same periods last year.  During the three and nine months ended September 30, 2010, interest bearing deposits at other financial institutions yielded 29 and 26 basis points, respectively.  During the three and nine months ended September 30, 2010, the cost of interest bearing deposits and other borrowings declined by 38 and 20 basis points, respectively, compared to the same periods last year.  The decline in our cost of interest bearing deposits and other borrowings was attributable to the decline in the average volume of our borrowings, which decreased by $9.8 million and $20.7 million for the three and nine months ended September 30, 2010, respectively, as compared to the same periods last year.  In addition, the cost of interest bearing deposits and other borrowings were impacted by a decrease in our cost of certificates of deposit, which decreased by 31 and 26 basis points, respectively, during the three and nine months ended September 30, 2010 compared to the same periods last year, as these deposits repriced to lower current market interest rates.

Non-Interest Income

Non-interest income was $223,000 for the three months ended September 30, 2010 compared to $301,000 for the same period last year.  This decrease in non-interest income was primarily due to decreases in loan arrangement fees and gain on sale of other real estate owned of $56,000 and $56,000, respectively, partially offset by an increase in service charges and other operating income of $20,000 and a decline in losses incurred in connection with the sale of AFS securities of $14,000.

For the nine months ended September 30, 2010, non-interest income was $662,000 compared to $776,000 for the same period last year.  The decrease in non-interest income was primarily due to decreases in loan arrangement fees and gain on sale of other real estate owned of $93,000 and $56,000, respectively, partially offset by an increase in gain on sale of AFS securities of $43,000.

During the nine months ended September 30, 2010, the Company disposed of two agency mortgage-backed securities with an amortized cost of $3.8 million at the time of sale and recognized a $44,000 gain in connection with this transaction.

Non-Interest Expense

Non-interest expense was $2.4 million and $7.4 million for the three and nine months ended September 30, 2010, respectively, compared to $2.3 million and $7.2 million for the three and nine months ended September 30, 2009, respectively, representing increases of $82,000, or 3.5%, and $211,000, or 2.9%, respectively.

Income Tax Provision

During the three and nine months ended September 30, 2010, we did not record an income tax provision related to our pretax earnings. Tax expense that would normally arise because of the Company’s earnings during the three and nine months ended September 30, 2010 is not recorded because it is offset by a reduction in the valuation allowance on the Company’s deferred tax asset.  The income tax provision for the three and nine months ended September 30, 2009 was $3.4 million and $3.5 million, respectively.  A 100% valuation allowance was provided against the deferred tax asset at September 30, 2009.  The valuation allowance of $3.4 million was recorded as income tax expense.

Net Income

For the three months ended September 30, 2010 and 2009, the Company recorded net income of $155,000, or $0.02 per diluted share, and a net loss of $4.6 million, or $0.50 per diluted share, respectively.  During the three months ended September 30, 2010, net income was positively impacted by declines in provisions for loan losses and income tax provision of $1.6 million and $3.4 million, respectively, as compared to the same period last year.  These items were partially offset by declines in net interest income and non-interest income of $96,000 and $78,000, respectively, as well as an increase in total non-interest expenses of $82,000, each as compared to the same period last year.

For the nine months ended September 30, 2010 and 2009, the Company recorded net income of $398,000, or $0.04 per diluted share, and a net loss of $4.3 million, or $0.47 per diluted share, respectively.  During the nine months ended September 30, 2010, net income was positively impacted by declines in provisions for loan losses and income tax provision of $2.2 million and $3.5 million, respectively, as compared to the same period last year.  These items were partially offset by declines in net interest income and non-interest income of $618,000 and $114,000, respectively, and an increase in total non-interest expenses of $211,000, each as compared to the same period last year.

About 1st Century Bancshares, Inc.

1st Century Bancshares, Inc. is a publicly owned company traded on the Nasdaq Capital Market under the symbol “FCTY.”  The Company’s wholly-owned subsidiary, 1st Century Bank, N.A., is a full service business bank headquartered in the Century City area of Los Angeles. The Bank’s primary focus is serving the specific banking needs of entrepreneurs, professionals and small businesses with the personal service of a traditional community bank, while offering the technologies of a big money center bank.  The Company maintains a website at www.1stcenturybank.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained therein.

Safe Harbor

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can find many (but not all) of these forward-looking statements by looking for words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. These statements are based upon our current expectations and speak only as of the date hereof.  Forward-looking statements are subject to certain risks and uncertainties that could cause our actual results, performance or achievements to differ materially and adversely from those expressed, suggested or implied herein. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends.  These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, (2) a further decline in economic conditions, (3) increased competition among financial service providers, (4) government regulation; and (5) the other risks set forth in the Company’s reports filed with the U.S. Securities and Exchange Commission. The Company does not undertake, and specifically disclaims, any obligation to revise or update any forward-looking statements for any reason.

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(Tables follow)

SUMMARY FINANCIAL INFORMATION

The following tables present relevant financial data from the Company’s recent performance (dollars in thousands, except per share data):

	September 30, 2010	December 31, 2009	September 30, 2009
Balance Sheet Results:	(unaudited)		(unaudited)

Total Assets	$298,910	$272,128	$257,915
Gross Loans	$169,063	$181,708	$188,545
Allowance for Loan Losses ("ALL")	$4,519	$5,478	$5,566
ALL to Gross Loans	2.67%	3.01%	2.95%
Year-To-Date ("YTD") Net Charge-Offs to YTD Average Gross Loans*	0.91%	3.00%	1.32%
Non-Performing Assets	$7,494	$9,810	$12,563
Deposits:
Non-Interest Bearing Demand Deposits	$88,383	$67,828	$58,117
Interest Bearing Demand Deposits	32,693	19,874	12,754
Savings and Money Market Deposits	63,712	46,240	44,414
Certificates of Deposit	60,839	73,432	73,464
Total Deposits	$245,627	$207,374	$188,749
Total Stockholders' Equity	$47,163	$46,320	$50,578
Gross Loans to Deposits	68.83%	87.62%	99.89%
Equity to Assets	15.78%	17.02%	19.61%
Ending Shares Issued, excluding Treasury Stock	9,336,407	9,219,399	9,331,343
Ending Book Value per Share	$5.05	$5.02	$5.42

	Three Months Ended September 30,
Quarterly Operating Results (unaudited):	2010	2009

Net Interest Income	$2,433	$2,529
Provision for Loan Losses	$100	$1,707
Non-Interest Income	$223	$301
Non-Interest Expense	$2,401	$2,319
Income (Loss) Before Taxes	$155	$(1,196)
Income Tax Provision	$-	$3,362
Net Income (Loss)	$155	$(4,558)
Basic Earnings (Loss) per Share	$0.02	$(0.50)
Diluted Earnings (Loss) per Share	$0.02	$(0.50)
Quarterly Return on Average Assets*	0.22%	(7.07)%
Quarterly Return on Average Equity*	1.31%	(33.25)%
Quarterly Net Interest Margin*	3.46%	4.08%

	Nine Months Ended September 30,
YTD Operating Results (unaudited):	2010	2009

Net Interest Income	$7,328	$7,946
Provision for Loan Losses	$200	$2,354
Non-Interest Income	$662	$776
Non-Interest Expense	$7,392	$7,181
Income (Loss) Before Taxes	$398	$(813)
Income Tax Provision	$-	$3,498
Net Income (Loss)	$398	$(4,311)
Basic Earnings (Loss) per Share	$0.04	$(0.47)
Diluted Earnings (Loss) per Share	$0.04	$(0.47)
YTD Return on Average Assets*	0.20%	(2.24)%
YTD Return on Average Equity*	1.14%	(10.40)%
YTD Net Interest Margin*	3.73%	4.24%

*Percentages are reported on an annualized basis.